Exhibit 5.1

May 20, 2005

Apple Computer, Inc.

1 Infinite Loop

Cupertino, California 95014

Re:                             Registration Statement on Form S-8 for Additional Shares to be Issued under the Employee Stock Purchase Plan

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about
May 20, 2005 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 additional shares of Common Stock, no par value, (the “Shares”) of Apple Computer, Inc., authorized for issuance under the Employee Stock Purchase Plan, as amended (the “ESPP”) and 49,000,000 additional Shares authorized for issuance under the 2003 Employee Stock Plan, as amended (the “2003 Plan”).  As counsel in connection with this transaction, I have examined the actions taken, and I am familiar with the actions proposed to be taken, in connection with the issuance and sale of the Shares pursuant to the ESPP and 2003 Plan.

It is my opinion that, when issued and paid for in the manner described in the ESPP and 2003 Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement.

Very truly yours,

/s/ Nancy R. Heinen
Nancy R. Heinen
General Counsel